                                                                     EXHIBIT 8.2


                   [PIPER MARBURY RUDNICK & WOLFE LETTERHEAD]



                                February 7, 2000


Salix Technologies, Inc.
904 Wind Riverlane #101
Gaithersburg, MD 20878

     Re: Agreement and Plan of Merger (the "Merger Agreement"), dated as of
         December 21, 1999, by and among Salix Technologies, Inc. (the "Company"), Tellabs, Inc. (the "Parent") and Oriole Merger Corp. ("Sub")

Ladies and Gentlemen:

     We have acted as consel to the Company in connection with the transactions contemplated by the Merger Agreement, dated as of December 21, 1999, by and among the Company, Parent and Sub. The delivery of a letter expressing opinions in substantially the form hereof is a condition to the obligations of the Company to consummate the Merger pursuant to Section 6.2 of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

     In rendering our opinions, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. Our opinions assume, among other things, the accuracy as of the date hereof, and the accuracy as of the Effective Time, of such facts, information, covenants, statements and representations, as well as an absence of any change in the foregoing that are material to such opinions between the date hereof and the Effective Time.

     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the transactions related to the Merger or contemplated by the Merger Agreement that are to be consummated at the Effective Time will be consummated at the Effective Time in accordance with the Merger Agreement. In addition, our opinions are expressly conditioned on, among other things, the accuracy as of the date hereof, and the

Salix Technologies, Inc.
February 7, 2000
Page 2


accuracy as of the Effective Time, of statements and represesntations contained in certificates executed by officers of Parent and the Company and certain Company shareholders as to certain facts relating to, and knowledge and intentions of, Parent and the Company and certain facts relating to the Merger.

     In rendering our opinion, we have considered the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinions are based could affect our conclusions stated herein. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion letter.

     Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes the Merger will be treated for federal income tax purposes as a "reorganization" qualifying under the provisions of Section 368(a) of the Code, and Company, Parent and Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     Except as set forth above, we express no opinion to any party as to any consequences of the Merger or any transactions related thereto. We are furnishing this opinion to you solely in connection with the transactions contemplated by the Merger Agreement, and it is not to be used, relied upon, circulated, quoted or otherwise referred to by any other person for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the reference to Piper Marbury Rudnick & Wolfe LLP in the proxy statement/prospectus filed as part of the Registration Statement on Form S-4 relating to the shares of the Parent's common stock, and to the filing of this opinion as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law.


                                          Very truly yours,

                                          /s/ Piper Marbury Rudnick & Wolfe LLP